Exhibit 99.1

Blackstone to Offer Senior Notes

New York, September 3, 2019 - Blackstone (NYSE: BX) today announced its intention to offer, subject to market and other conditions, senior notes of Blackstone Holdings Finance Co. L.L.C., its indirect subsidiary. The notes will be fully and unconditionally guaranteed by The Blackstone Group Inc. and its indirect subsidiaries, Blackstone Holdings I L.P., Blackstone Holdings AI L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P. and Blackstone Holdings IV L.P. Blackstone intends to use the proceeds from the notes offering, together with cash on hand or available liquidity, to repurchase any and all of its outstanding 5.875% Senior Notes due 2021 (the “2021 Notes”) pursuant to a tender offer and/or to redeem any of the 2021 Notes that remain outstanding thereafter and to pay related fees and expenses. Remaining proceeds will be used for general corporate purposes.

The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933.

The notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

Investor and Media Relations Contacts

Weston Tucker	Christine Anderson
Blackstone	Blackstone
Tel: +1 (212) 583-5231	Tel: +1 (212) 583-5182
tucker@blackstone.com	Christine.Anderson@blackstone.com